Exhibit 99.2

August 14, 2009

Dear Fellow Shareholder:

Today, we released disappointing financial results for the second quarter of 2009 reporting a net loss to common shareholders of $1,252,000, or $.76 per share which resulted in a net loss of $1,045,000, or $.64 per share for the first six months ended June 30, 2009. A major factor contributing to this loss was the need to take an additional loan loss provision of $2,000,000 during the second quarter, which equates to $.73 of the loss. The expenses related to the carrying costs and impairment write-downs of other real estate owned increased $838,000 during the first six months. Our FDIC insurance costs were also $589,000 higher than the same period in 2008.

Many banks across the country have reported losses as a result of credit problems in their loan portfolios. Similarly we have continued to be challenged with the impact the economy is having on our local commercial and consumer borrowers. Rising unemployment rates throughout the region have contributed to rising delinquency rates in our consumer portfolios. The depressed commodity prices and declining values of commercial and residential real estate have contributed to reduced cash flows for many of our agri-business and commercial business loan customers and concern for the value of collateral supporting our loans. Because of this we believe it is prudent to maintain a strong balance sheet with adequate reserves to cover potential and unforeseen loan losses. With the increased provision for loan loss expense taken during the second quarter, our allowance for loan loss reserve increased from 1.25% of total loans at December 31, 2008 to 2.12% of total loans at June 30, 2009. We continue to work diligently with our customers to establish repayment programs that fit their ability to pay as we remain optimistic that we are approaching
the bottom of this challenging economic cycle.   Although loan demand across
all sectors has been soft, our mortgage origination unit closed $27 million in new loans during the first six months of 2009 resulting in mortgage banking income of $290,000 compared to $161,000 during the same period last year.

We continue to maintain a strong capital base as our Tier 1 Capital to average assets is 10.5%, well above the 5% required by regulators to be a well capitalized institution. We will continue to utilize this capital prudently in addressing problem credits and meeting the needs of credit worthy customers. With the likelihood that this economic downturn will continue throughout 2010, we feel it is prudent to preserve our capital until market conditions improve. Consequently, the Board of Directors of Mid-Wisconsin Financial Services, Inc. announced today a suspension of its semi-annual dividend payment scheduled for August 2009. While this decision was difficult, the Board felt that it was the most prudent course of action considering the losses incurred year-to-date and the uncertainty that surrounds this unprecedented economic environment. We recognize and appreciate the loyalty of our customers, shareholders and employees. We also understand the impact the dividend decision will have on our shareholders. By preserving the capital now, we are better able to withstand possible further deterioration in the economy.

                                 (Continued)

We are committed to making progress toward our goal of returning to profitability. When this economy turns we want to emerge with the capital strength to support us in to the future.

Sincerely,



James F. Warsaw
President & CEO